SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

     Name:    MERRILL LYNCH KECALP L.P. 1999

     Address of Principal Business Office (No. & Street, City, State, and Zip Code):

              South Tower
              World Financial Center
              225 Liberty Street
              New York, N.Y. 10080-6123

     Telephone Number (including area code):  (212) 236-7302

     Name and Address of Agent for Service of Process:

              Mark B. Goldfus
              KECALP Inc.
              North Tower
              World Financial Center
              250 Vesey Street
              New York, N.Y. 10281-1334

     Check Appropriate Box:

              Registrant is filing a Registration Statement pursuant to
              Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

              YES  |X|                     NO  |_|


ITEM 1.  Exact name of registrant.

         The exact name of registrant is Merrill Lynch KECALP L.P. 1999.

         The registrant currently has no material assets.






                                  SIGNATURES

          Form of signature if registrant is an unincorporated investment company not having a board of directors:

          Pursuant to the requirements of the Investment Company Act of 1940, the General Partner of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of New York in the State of New York on the 15th day of July, 1998.

                            Signature:    MERRILL LYNCH KECALP L.P. 1999
                                          ------------------------------
                                               (Name of Registrant)



                                         By: /s/ Margaret T. Monaco
                                            ----------------------------
                                            Margaret T. Monaco
                                            Vice President, KECALP Inc.

Attest:



/s/ Margaret E. Nelson
---------------------------
Margaret E. Nelson
Secretary, KECALP Inc.